Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares February Cash Distribution

FORT WORTH, Texas, February 16, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $1,676,280.17 or $0.035965 per unit, based principally upon production during the month of December 2017. The distribution is payable March 14, 2018, to Unit Holders of record as of February 28, 2018.

The sale of San Juan Basin assets, including the oil and gas interests from which the Trust’s royalty interest was carved (“Subject Interests”), from Burlington Resources Oil & Gas Company LP (“Burlington”) to Hilcorp San Juan L.P. (“Hilcorp”) closed on July 31, 2017. Due to the transition from Burlington, Hilcorp estimated revenue for the August 2017 through November 2017 production months. Hilcorp informed the Trust that revenue decks have been finalized for the December 2017 production month and that the February 2018 declaration of cash distribution includes actual revenue and expenses for the month of December. Hilcorp will reconcile the actual revenue numbers versus the estimated numbers for prior months and true-up any distributions, as needed.

Gas production for the Subject Interests totaled 2,351,556 Mcf (2,612,841 MMBtu) for December 2017. Dividing revenues by production volume yielded an average gas price for December 2017 of $2.35 per Mcf ($2.11 per MMBtu) as compared to an average estimated gas price for November 2017 of $2.60 per Mcf ($2.34 MMBtu).

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended December 2017, capital costs were $227,982, lease operating expenses were $2,287,780 and property taxes were $26. Severance taxes were $771,410.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553